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                                                            Exhibit (a)(1)(FFFF)

                              [LETTERHEAD OF OMNICARE, INC.]
Omnicare                                                            news release
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                 Omnicare Amends Tender Offer for NCS HealthCare
               to Reflect Contribution to Stockholder Escrow Fund
  Omnicare's Tender Offer Extended and Scheduled to Expire on January 14, 2003

COVINGTON, Ky., January 8, 2003 -- Omnicare, Inc. (NYSE: OCR), a leading provider of pharmaceutical care for the elderly, today announced that it has extended and is amending its tender offer for all of the outstanding shares of Class A common stock and Class B common stock of NCS HealthCare, Inc. (NCSS.OB) to reflect its agreement to contribute $4,500,000 of the court-ordered $13,500,000 stockholder escrow fund, thereby reducing the amount that will be required to be withheld from NCS stockholders pending resolution of the NCS stockholder-plaintiffs' application for attorneys' fees and expenses.

On January 6, 2003, the Delaware Chancery Court confirmed that, because Omnicare had agreed to contribute $4,500,000 to the $13,500,000 stockholder escrow fund, only $9,000,000 will be required to be withheld from the amount to be paid to NCS stockholders in the tender offer and the merger on a pro rata basis.

Based on the number of shares of NCS common stock outstanding on a fully diluted basis (which includes "in-the-money" stock options) on January 7, 2003, holders of shares of NCS common stock will receive $5.149 in the tender offer and the merger, as applicable, and $0.351 per share will be withheld and deposited into the escrow fund in accordance with the Chancery Court's order. Based on the amount that may be awarded by the Chancery Court to the stockholder-plaintiffs' counsel, NCS stockholders may receive all, a portion or none of the $0.351 per share following the Court's decision.

The tender offer, which was scheduled to expire at 12:00 Midnight, New York City time, on Tuesday, January 7, 2003, has been extended and is now scheduled to expire at 12:00 Midnight, New York City time on Tuesday, January 14, 2003, unless extended.

The NCS Board of Directors has unanimously approved the Omnicare tender offer and merger and unanimously recommends that NCS stockholders tender their shares in the offer. Following completion of the tender offer, a wholly-owned subsidiary of Omnicare will merge into NCS, pursuant to which those shares not tendered will be converted into the right to receive the per share amount paid in the offer.

NCS has advised Omnicare that all of its directors and executive officers, who, as a group own approximately 1,208,737 shares of Class A common stock and 4,810,806 shares of Class B common stock, intend to tender their shares in Omnicare's amended tender offer.

As of the close of business on January 7, 2003, a total of 16,463,104 shares of Class A common stock had been tendered, which represents approximately 88% of the outstanding shares of





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Class A common stock, and a total of 303,767 shares of Class B common stock had been tendered, which represents approximately 6% of the outstanding shares of Class B common stock.


About the Company
Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves approximately 746,000 residents in long-term care facilities in 45 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 28 countries worldwide. For more information, visit the company's Web site at http://www.omnicare.com.

This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made only through an offer to purchase, including the supplement thereto, and a related revised letter of transmittal. Investors and security holders are strongly advised to read the tender offer statement of Omnicare because it contains important information. The tender offer statement has been filed by Omnicare with the Securities and Exchange Commission (SEC). Investors and security holders may obtain a free copy of these statements (when available) and other relevant documents on the SEC's Web site at: http://www.sec.gov. The tender offer statement and related materials may also be obtained for free by directing such requests to Omnicare at (859) 392-3331.

Statements in this press release concerning the amount being escrowed and the amount to be withheld from the amount to be paid with respect to each share of NCS common stock; the outcome of litigation in connection with the NCS stockholder-plaintiffs' request for attorneys' fees and expenses; the timing of and ability to successfully conclude the tender offer and merger with NCS; the intention of the NCS directors and executive officers to tender their shares, together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the realization of anticipated revenues, economies of scale, cost synergies and profitability; the successful integration of APS and other acquired companies; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in governmental reimbursement to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonality on the business of Omnicare; the ability of vendors to continue to provide products and services to Omnicare; the continued successful integration of Omnicare's clinical research business and acquired companies, including NCS, and the ability to realize anticipated economies of scale and cost synergies; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock, the stock of NCS and in the financial markets generally; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; the continued availability of suitable acquisition candidates; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.





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Contacts:

Cheryl D. Hodges                      Joele Frank / Andy Brimmer
Omnicare, Inc.                        Joele Frank, Wilkinson Brimmer Katcher
(859) 392-3331                        (212) 355-4449, ext. 121